Exhibit 3(i)(c)


                   FORM OF CERTIFICATE OF DESIGNATION OF
                    SERIES B CONVERTIBLE PREFERRED STOCK
                     OF CLEAN DIESEL TECHNOLOGIES, INC.


          Pursuant to Section 151 of the General Corporation Law of the state of Delaware, Clean Diesel Technologies, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the state of Delaware, in accordance with the provisions of Section 103 thereof, DOES HEREBY CERTIFY:

          That pursuant to the authority conferred upon the Board of Directors of the Corporation (the "Board") in Article 4 of the Certificate of Incorporation of the Corporation, as amended (the "Certificate of Incorporation"), and in accordance with the provisions of Section 151 of the General Corporation Law of the state of Delaware, the Board on ______ __, 1998, adopted the following resolution creating a series of preferred stock designated as Series B Convertible Preferred Stock.

          RESOLVED, that, pursuant to the authority expressly granted and vested in the Board by the provisions of the Certificate of Incorporation, there hereby is created, out of the 100,000 shares of preferred stock, $0.05 par value per share, authorized in Article 4 of the Certificate of Incorporation (the "Preferred Stock"), a series (the "Series") of the Preferred Stock consisting of 50,000 shares, which Series shall have the following powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions.

          Section 1. Designation and Size of Issue; Ranking. (a) The designation of this Series shall be "Series B Convertible Preferred Stock" ("Convertible Preferred Stock"). The number of shares of this Series shall be 50,000 registered shares, $0.05 par value per share. The price and liquidation preference (the "Liquidation Preference") of shares of this Series shall be $______ per share.

          (b) The shares of Convertible Preferred Stock shall rank senior to all other classes of equity securities of the Corporation as to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, unless the terms of such equity securities provide otherwise.

          Section 2. Dividends. (a) The Holders of record shall be entitled to receive, when, as and if declared by the Board out of funds of the Corporation legally available therefor, cash dividends at the annual rate of 9% of the Liquidation Preference of each share; provided, however, that in lieu of making dividends in cash, the Corporation may elect, by giving written notice to each Holder, to pay dividends in kind at the annual rate of 11% of the Liquidation Preference (cash dividends and dividends in kind are each deemed "Preferred Dividends"). Dividends payable to the Holders are payable quarterly in arrears, on the first business day of January, April, July and October of each year (each such date being hereinafter referred to as a "Dividend Payment Date"), commencing __________. Preferred Dividends on shares of Convertible Preferred Stock shall be cumulative and shall accrue from the date of original issuance. Preferred Dividends shall be payable to Holders of record as they appear on the stock register of the Corporation on such record dates, not less than 15 nor more than 60 days preceding the Dividend Payment Date thereof, as shall be fixed by the Board. Preferred Dividends (or amounts equal to accrued and unpaid Preferred Dividends) payable on shares of Convertible Preferred Stock for any period less than a full quarterly dividend period (or, in the case of the first Preferred Dividend, from the date of initial issuance of the shares of Convertible Preferred Stock to, but excluding, the first Dividend Payment Date) shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in any period less than one month. Preferred Dividends shall accrue on a daily basis whether or not there are funds of the Corporation legally available for the payment of such dividends and whether or not such Preferred Dividends are declared. Accrued but unpaid Preferred Dividends shall accrue as of the Dividend Payment Date on which they first become payable, but no interest shall accrue on accumulated but unpaid Preferred Dividends.

          (b) Any dividend payment made on the shares of Convertible Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to the shares of Convertible Preferred Stock.

          Section 3. Conversions.

          (a) Conversion at Option of a Holder. Shares of Convertible Preferred Stock are convertible (at the Liquidation Preference of $______ per share), in whole or in part, at the option of the Holder thereof ("Optional Conversion"), unless previously redeemed, into shares of Common Stock, par value of $0.05 ("Common Stock"), at a conversion price of $_____ per share of Common Stock (equivalent to a conversion rate of 33 shares of Common Stock for each share of Convertible Preferred Stock so converted), which conversion price will be deemed to have been paid in full, at no extra cost to the Holder thereof, with the tendering of the Convertible Preferred Stock in connection with the conversion thereof, subject to adjustment as set forth below (the "Conversion Price") .

          Optional Conversion of shares of Convertible Preferred Stock may be effected by delivering certificates evidencing such shares of Convertible Preferred Stock, together with written notice of conversion and a proper assignment of such certificates to the Corporation or in blank, to the office of the transfer agent for the shares of Convertible Preferred Stock or to any other office or agency maintained by the Corporation for that purpose and otherwise in accordance with Optional Conversion procedures established by the Corporation. Each Optional Conversion shall be deemed to have been effected immediately before the close of business on the date on which the foregoing requirements shall have been satisfied. The Optional Conversion shall be at the Conversion Price in effect at such time and on such date.

          The Holders at the close of business on a record date for any payment of declared Preferred Dividends shall be entitled to receive the Preferred Dividend payable on such shares of Convertible Preferred Stock on the corresponding Dividend Payment Date notwithstanding the Optional Conversion of such shares of Convertible Preferred Stock following such record date and before such Dividend Payment Date. However, shares of Convertible Preferred Stock surrendered for Optional Conversion after the close of business on a record date for any payment of declared Preferred Dividends and before the opening of business on the next succeeding Dividend Payment Date must be accompanied by payment to the Corporation in cash of an amount equal to the Preferred Dividends on such shares of Convertible Preferred Stock to be converted attributable to the current quarterly dividend period payable on such date. A Holder on any Dividend Payment Date will receive the dividend on such shares of Convertible Preferred Stock payable on that date and will be able to convert such shares of Convertible Preferred Stock after the record date for such dividend without paying an amount equal to such dividend to the Corporation upon the Optional Conversion. Except as provided above, upon any Optional Conversion of shares of Convertible Preferred Stock, the Corporation shall make no payment of or allowance for unpaid Preferred Dividends, whether or not in arrears on such shares of Convertible Preferred Stock as to which Optional Conversion has been effected or for previously declared dividends or distributions on the shares of Common Stock issued upon Optional Conversion.

          (b) Conversion at the Option of the Corporation. The Corporation can force the Holder to convert his Convertible Preferred Stock, in whole or in part, into shares of Common Stock at any time on or after the date that the average Closing Price (as defined in Section 12) of the shares of Common Stock equal or exceed $4.50 for 20 consecutive Trading Days. Such conversion may at the election of the Holders of 60% of the issued and outstanding shares of this Series B Convertible Preferred Stock be scheduled to occur, on a pro rata basis quarterly over 18 months.

          (c) Mandatory Conversion. Subject to the provision for adjustment set forth below, each share of Convertible Preferred Stock shall be automatically converted into a number of shares of Common Stock at the Conversion Price in the event that the Corporation consummates a Qualified IPO (as defined in Section 12) (such event, a "Mandatory Conversion"). In the event of a Mandatory Conversion, accrued and unpaid dividends will also convert into shares of Common Stock, on the same terms as the underlying Preferred Stock.

          (d) Deemed Issuance of Additional Common Stock. The shares of Common Stock ultimately Issuable (as defined in Section 12) upon exercise of an option (including the shares of Common Stock ultimately Issuable upon conversion or exercise of a Convertible Security (as defined in Section 12) Issuable pursuant to an option) are deemed to be Issued when the option is Issued. The shares of Common Stock ultimately Issuable upon conversion or exercise of a Convertible Security (other than a Convertible Security Issued pursuant to an option) shall be deemed Issued upon Issuance of the Convertible Security. The maximum number of shares of Common Stock Issuable is determined without regard to any future adjustments permitted under the instrument creating the options or Convertible Securities.

          (e) Adjustment of Conversion Price for Diluting Issuances.

               (i) Weighed Average Adjustment. If the Corporation Issues additional Common Stock after the original Issuance date of the Convertible Preferred Stock and the consideration per share of additional Common Stock (determined pursuant to this Section 3(f)) is less than the Conversion Price in effect immediately before such Issue, the Conversion Price in effect immediately before such Issue shall be reduced, concurrently with such Issue, to a price (calculated to the cent) determined by multiplying the Conversion Price by a fraction:

                    (A) the numerator of which is the number of shares of Common Stock outstanding immediately before such Issue plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such additional Common Stock would purchase at the Conversion Price in effect immediately before such Issue, and

                    (B) the denominator of which is the number of shares of Common Stock outstanding immediately before such Issue plus the number of shares of such additional Common Stock.

               (ii) Adjustment of Number of Shares. Upon each adjustment of the Conversion Price, the number of shares of Common Stock issuable upon conversion of the Convertible Preferred Stock shall be increased to equal the quotient obtained by dividing (a) the product resulting from multiplying (x) the number of shares of Common Stock issuable upon conversion of the Convertible Preferred Stock and (y) the Conversion Price, in each case as in effect immediately before such adjustment, by (b) the adjusted Conversion Price.

               (iii) Securities Deemed Outstanding. For the purpose of this
     Section 3, all securities issuable upon exercise of any outstanding Convertible Securities or options, warrants, or other rights to acquire securities of the Corporation shall be deemed to be outstanding.

          (f) No Adjustment for Issuances Following Deemed Issuances. No adjustment to the Conversion Price shall be made upon the exercise of options or conversion of Convertible Securities.

          (g) Adjustment Following Changes in Terms of Options or Convertible Securities. If the consideration payable to, or the number of shares of Common Stock Issuable by, the Corporation increases or decreases, respectively, pursuant to the terms of any outstanding options or Convertible Securities, the Conversion Price shall be recomputed to reflect such increase or decrease. The recomputation shall be made as of the time of the Issuance of the options or Convertible Securities. Any changes in the Conversion Price that occurred after such Issuance because other shares of additional Common Stock were Issued or deemed Issued shall also be recomputed.

          (h) Recomputation Upon Expiration of Options or Convertible Securities. The Conversion Price computed upon the original Issue of any options or Convertible Securities, and any subsequent adjustments based thereon, shall be recomputed when any options or rights of conversion under Convertible Securities expire without having been exercised. In the case of Convertible Securities or options for Common Stock, the Conversion Price shall be recomputed as if the only shares of additional Common Stock Issued were the shares of Common Stock actually Issued upon the exercise of such securities, if any, and as if the only consideration received therefor was the consideration actually received upon the Issue, exercise or conversion of the options or Convertible Securities. In the case of options or Convertible Securities, the Conversion Price shall be recomputed as if the only Convertible Securities Issued were the Convertible Securities actually Issued upon the exercise thereof, if any, and as if the only consideration received therefor was the consideration actually received by the Corporation (determined pursuant to Section 3(f)), if any, upon the Issue of the options for the Convertible Securities.

          (i) Limit on Readjustments. No readjustment of the Conversion Price pursuant to Section 3(h) or 3(i) shall increase the Conversion Price more than the amount of any decrease made in respect of the Issue of any options or Convertible Securities.

          (j) 30-Day Options. In the case of any options that expire by their terms not more than 30 days after the date of Issue thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of all such options.

          (k) Computation of Consideration. The consideration received by the Corporation for the Issue of any additional Common Stock shall be computed as follows:

               (i) Cash. Cash shall be valued at the amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest or accrued dividends.

               (ii) Property. Property other than cash shall be computed at the fair market value thereof at the time of the Issue as determined in good faith by the Board.

               (iii) Mixed Consideration. The consideration for additional Common Stock Issued together with other property of the Corporation for consideration that covers both shall be determined in good faith by the Board.

               (iv) Options and Convertible Securities. The consideration per share of additional Common Stock for options and Convertible Securities shall be determined by dividing:

                    (A) the total amount, if any, received or receivable by the Corporation for the Issue of the options or Convertible Securities, plus the minimum amount of additional consideration (as set forth in the instruments relating thereto; without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon exercise of the options or conversion of the Convertible Securities, by

                    (B) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) ultimately Issuable upon the exercise of such options or the conversion of such Convertible Securities.

          (l) Stock Dividends. In case at any time the Corporation shall declare a dividend or make any other distribution upon any stock of the Corporation which is payable in Common Stock or Convertible Securities, any Common Stock or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration.

          (m) Adjustment for Certain Special Dividends. In case the Corporation shall declare a dividend upon the Common Stock payable otherwise than out of earnings or earned surplus, determined in accordance with generally accepted accounting principles, and otherwise than in Common Stock or Convertible Securities, the Conversion Price in effect immediately subsequent to the declaration of such dividend shall be determined by subtracting from the Conversion Price in effect immediately prior to such declaration the amount of cash (or, if the distribution is for property other than cash, the fair market value of such property determined reasonably and in good faith by the Board) distributed in respect of one share of Common Stock. For the purpose of the foregoing, a dividend other than in cash shall be considered payable out of earnings or earned surplus (other than revaluation of paid in surplus) only to the extent that such earnings or earned surplus are charged an amount equal to the fair value of such dividend as determined, reasonably and in good faith, by the Board. Such reductions shall take effect as of the date on which a record is taken for the purpose of such dividend, or, if a record is not taken, the date as of which the holder of Common Stock of record entitled to such dividend are determined.

          (n) Subdivision or Combination of Stock. In case the Corporation shall at any time subdivide the outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced and the number of shares issuable upon conversion of the Convertible Preferred Stock immediately prior to such subdivisions shall be proportionately increased, and conversely, in case the outstanding shares of Common Stock shall be combined at any time into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased and the number of shares issuable upon conversion of the Convertible Preferred Stock immediately prior to such combination shall be proportionately reduced.

          (o) Adjustments for Consolidation, Merger, Sale of Assets, Reorganization, etc. In case the Corporation (i) consolidates with or merges into any other corporation and is not the continuing or surviving corporation of such consolidation or merger, or (ii) permits any other corporation to consolidate with or merge into the Corporation and the Corporation is the continuing or surviving corporation but, in connection with such consolidation or merger, the Common Stock is changed into or exchanged for stock or other securities of any other corporation or cash or any other assets, or (iii) transfers all or substantially all of its properties and assets to any other corporation, or (iv) effects a capital reorganization or reclassification of the capital stock of the Corporation in such a way that holders of Common Stock shall be entitled to receive stock, securities, cash or assets with respect to or in exchange for Common Stock, then, and in each such case, proper provision shall be made so that, upon the basis and upon the terms and in the manner provided in this
Section 3(p), upon the conversion of the Convertible Preferred Stock at any time after the consummation of such consolidation, merger, transfer, reorganization or reclassification, each Holder shall be entitled to receive (at the Conversion Price in effect for shares issuable upon such conversion of the Convertible Preferred Stock immediately prior to such consummation), in lieu of shares issuable upon such conversion of the Convertible Preferred Stock prior to such consummation, the stock and other securities, cash and assets to which such Holder would have been entitled upon such consummation if such Holder had so converted such Convertible Preferred Stock immediately prior thereto (subject to adjustments subsequent to such corporate action as nearly equivalent as possible to the adjustments provided for in this Section 3).

          (p) Notice of Adjustment. Whenever the number of shares issuable upon the conversion of the Convertible Preferred Stock or the Conversion Price is adjusted, as provided in this Section 3, the Corporation shall prepare and mail to each Holder a certificate setting forth (i) the Conversion Price and the number of shares issuable upon the conversion of the Convertible Preferred Stock after such adjustment, (ii) a brief statement of the facts requiring such adjustment and (iii) the computation by which such adjustment was made.

          (q) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares of Common Stock owned or held by or for the account of the Corporation. The disposition of any shares of Common Stock owned or held by or for the account of the Corporation shall be considered an issue of Common Stock for the purpose of this Section 3.

          (r) Certain Adjustment Rules.

               (i) The provisions of this Section 3 shall similarly apply to successive transactions.

               (ii) If the Corporation shall declare any dividend referred to in Section 3 (m) or Section 3 (n) and if any Holder converts all or any part of the Convertible Preferred Stock after such declaration, but before the payment of such dividend, the Corporation may elect to defer, until the payment of such dividend, issuing to such Holder the shares of Common Stock issuable upon such conversion over and above the shares issuable upon such conversion on the basis of the Conversion Price in effect prior to such adjustment; provided, however, that the Corporation shall deliver to each such Holder a due bill or other appropriate instrument evidencing such Holder's right to receive such additional shares upon the payment of such dividend.

               (iii) If the Corporation shall declare any dividend referred to in Section 3(m) or Section 3(n) and shall legally abandon such dividend prior to payment, then no adjustment shall be made pursuant to this Section 3 in respect of such declaration.

          (s) Exceptions to Adjustment to Conversion Price. Notwithstanding anything herein to the contrary, no adjustment to the Conversion Price or the number of shares issuable upon exercise of the Warrants shall be made in the case of the following:

               (i) the issuance of any shares of Common Stock upon conversion of the Convertible Preferred Stock;

               (ii) the grant of options or stock awards to purchase or acquire Common Stock to employees, officers or directors of the Corporation, or the adjustment of the exercise price thereof pursuant to the Corporation's 1994 Incentive Plan or any successor plan or plans thereto (the "Plan"); and

               (iii) the issuance of shares of Common Stock to any employees, officers or directors of the Corporation upon the exercise or settlement of any stock award to purchase or acquire Common Stock granted pursuant to the Plan.

          Section 4. No Fractional Shares. No fractional shares or script representing fractional shares of Common Stock shall be issued upon conversion of any shares of Convertible Preferred Stock. In lieu of any fractional share otherwise issuable in respect of the aggregate number of shares of Convertible Preferred Stock of any holder that are converted on any Optional Conversion, such holder shall be entitled to receive an amount in cash (computed to the nearest cent) equal to the same fraction of the Closing Price of the Common Stock determined as of the second Trading Day (as defined in Section 12) immediately preceding the effective date of conversion. If more than one share of Convertible Preferred Stock shall be surrendered for conversion at one time by or for the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Convertible Preferred Stock so surrendered.

          Section 5. Reservation of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the conversion of shares of Convertible Preferred Stock, as herein provided, free from preemptive rights, such maximum number of shares of Common Stock as shall from time to time be issuable upon the Optional Conversion of all the shares of Convertible Preferred Stock then outstanding.

          Section 6. Payment of Taxes. The Corporation shall pay any and all documentary, stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on the conversion of shares of Convertible Preferred Stock pursuant to Section 3; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any registration of transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the registered holder of shares of Convertible Preferred Stock converted or to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

          Section 7. Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, and subject to the rights of holders of any other series of Preferred Stock, the holders of outstanding shares of Convertible Preferred Stock are entitled to receive the sum of $_______ per share in cash for each share of Convertible Preferred Stock, plus accrued and unpaid Preferred Dividends thereon, out of the assets of the Corporation available for distribution to stockholders, before any distribution of assets is made to holders of Common Stock or any other capital stock ranking junior to the shares of Convertible Preferred Stock upon liquidation, dissolution, or winding up. If, upon any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, the assets of the Corporation are insufficient to permit the payment of the full preferential amounts payable with respect to the shares of Convertible Preferred Stock, the Holders shall share ratably in any distribution of assets of the Corporation in proportion to the full respective preferential amounts to which they are entitled, in each case on a per share basis. After payment of the full amount of the liquidating distribution to which they are entitled, the Holders shall not be entitled to any further participation in any distribution of assets by the Corporation. A consolidation or merger of the Corporation with or into one or more other corporations (whether or not the Corporation is the corporation surviving such consolidation or merger), or a sale, lease or exchange of all or substantially all of the assets of the Corporation shall not be deemed to be a voluntary or involuntary liquidation, dissolution, or winding up of the Corporation.

          Section 8. Effect of Conversions. The person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon any conversion shall be deemed to have become on the date of any such conversion the holder or holders of record of the shares represented thereby; provided, however, that if any surrender on any date when the stock transfer books of the Corporation shall be closed the person or persons in whose name or names the certificate or certificates for such shares are to be issued shall be the record holder or holders thereof for all purposes at the opening of business on the next succeeding day on which such stock transfer books are open.

          Section 9. Reissuance. Shares of Convertible Preferred Stock that have been issued and reacquired by the Corporation in any manner, including shares purchased, exchanged, redeemed or converted, shall not be reissued as part of such Series and shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized and unisssued shares of the Preferred Stock undesignated as to series and may be redesignated and reissued as part of any other series of Preferred Stock.

          Section 10. Severability of Provisions. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such Court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

          Section 11. Voting Rights. The Holders shall be entitled to vote on all matters and shall be entitled to the number of votes per share of Convertible Preferred Stock equal to the number of votes per share a holder of the shares of Common Stock into which Convertible Preferred Stock is convertible is entitled to, at the record date for the determination of the stockholders entitled to vote on all matters. Except as required by law, or as otherwise provided in this Section 11, the holders of shares of Preferred Stock and Common Stock shall vote together as a single class and not as separate classes.

          Section 12. Definitions. As used herein:

               (i) the term "business day" shall mean any day other than a Saturday, Sunday, or a day on which banking institutions in the state of New York are authorized or obligated by law or executive order to close or are closed because of a banking moratorium or otherwise;

               (ii) the term "Change of Control" shall mean that a person or group of persons (other than Fuel-Tech N.V. ("FTNV") and/or its affiliates and other persons acting with or on behalf of FTNV and/or its affiliates) shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become, directly or indirectly, the beneficial owner of more than 50% of the Corporation's outstanding Common Stock;

               (iii) the term "Closing Price" shall mean (1) if the Common Stock is listed on one or more stock exchanges or is quoted on the NASDAQ National Market (the "National Market"), the average of the closing sales prices of a share of Common Stock on the primary national or regional stock exchange on which such shares are listed or on the National Market if quoted thereon or (2) if the Common Stock is not so listed or quoted but is traded in the over the counter market (other than the National Market), the average of the closing bid and asked prices of a share of Common Stock, in the case of clauses (1) and (2), for the 20 Trading Days (or such lesser number of trading days as the Common Stock shall have been so listed, quoted or traded) immediately prior to the date of measurement ((l) or (2), the "Principal Trading Market").

               (iv) the term "Convertible Securities" shall mean any evidences of indebtedness, shares of stock, or other securities directly or indirectly convertible into or exchangeable for Common Stock.

               (v) the term "Issue" means to grant, issue, sell, assume or fix a record date for determining persons entitled to receive, any security (including options), whichever of the foregoing is first to occur;

               (vi) the term "Qualified IPO" shall mean the closing of the sale of shares of Common Stock in a bona fide, firm commitment, underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, (i) resulting in at least $10,000,000 of gross proceeds at a price per share of at least 200% of the Conversion Price being received by the Company;

               (vii) the term "record date" shall be such date as from time to time fixed by the Board of Directors with respect to the receipt of dividends, the receipt of a redemption price upon redemption or the taking of any action or exercise of any voting rights permitted hereby; and

               (viii) the term "Trading Day" shall mean any day during which the Principal Market shall be open for business and the Company's Common Stock shall have traded on such Principal Market.

          Section 13. Transferability. No Holder of shares of this Series B Convertible Preferred Stock shall directly or indirectly, sell, distribute, transfer, assign, pledge, hypothecate or otherwise dispose of or encumber any of such shares or any shares of Common Stock issuable upon the conversion of such shares, unless such transfer is made pursuant to either
(i) an effective registration statement under the Securities Act of 1933, as amended, and any applicable state securities laws, or (ii) an available exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws. Certificates representing shares of Series B Preferred Stock will include a legend to the effect that such securities may not be transferred to any residents of any of the following states: Arizona, Florida, Georgia, Ohio, Pennsylvania or Texas.

          IN WITNESS WHEREOF, Clean Diesel Technologies, Inc. has caused this Certificate of Designation to be signed this ___ day of _____, 1998.

                                       CLEAN DIESEL TECHNOLOGIES, INC.

                                       By:
                                          ----------------------------
                                          Name: Charles W. Grinnell
                                          Title: Vice President